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                                                                    Exhibit 10.4


              Employment Agreements between AsiaInfo Holdings, Inc.
                   and Xingsheng Zhang dated January 27, 2003

THIS AGREEMENT is made on the 27/th/ day of January, 2003
AMONG

(1) AsiaInfo Holdings Inc., a corporation organized under the laws of the State of Delaware (the "Company"); and
(2) Zhang Xingsheng, with an address at 9H, North Lodge, China World Center, JianGuomenwai Street, Beijing, China 100004 (the "Executive").

WHEREAS:

The Company wishes to retain the Executive as an executive employee of the Company, and the Executive wishes to be employed by the Company in such capacity, all upon the terms and conditions hereinafter set forth;
IT IS HEREBY AGREED as follows:

1.   DEFINITIONS

     In this Agreement where the context so admits the following words and expressions shall have the following meanings:

1.1  The "Board" shall mean the Board of Directors of the Company.

1.2 "Cause" shall means (i) Executive's willful and continued failure substantially to perform his duties with the Company (other than as a result of Executive's incapacity due to physical illness or injury); (ii) Executive's willfully engaging in misconduct that is materially injurious to the Company or engaging in fraud, misappropriation or embezzlement;
     (iii) Executive's gross negligence in the performance of his duties that is materially injurious to the Company; (iv) Executive's indictment for or formal admission to a criminal offense; (v) Executive's failure to adhere to the directions of the Board, to adhere to the Company's written policies or to devote substantially all of his business time and efforts to the Company; (vi) Executive's breach of any of the provisions of Section 6, 7 or 8 of this Agreement; or (vii) Executive's breach in any material respect of any of the other terms and conditions of this Agreement if such breach remains uncured for ten day's following written notice from the Company.

2.   EMPLOYMENT

     The Company shall engage and employ the Executive during the term hereof as an executive officer of the Company having the title of Chief Executive Officer (CEO) on the terms and conditions contained in this Agreement. The Executive hereby accepts such employment and agrees diligently and faithfully to serve the Company and to devote substantially all of his business time and efforts, to the best of his ability, experience and talent, to the furtherance and success of the Company's business.

     The duties and responsibilities of the CEO will include, inter alia:

2.1 Drive operations to achieve the Company's goals and deliver superior financial performance to the shareholders as measured against peers in the industry

2.2  Grow revenues and profitability, currently targeted at an annual rate of
     20%

2.3  Deepen and expand customer relationships

2.4  Mentor, cultivate and develop the Company's management talent







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2.5  Define and implement the strategic and operational plans for the Company

2.6  Maintain close relationship and communication with the investment community

2.7 Develop partnerships for alliance and pursue mergers/acquisitions that support the goals of the Company

3.   TERM OF AGREEMENT

     The Executive's employment hereunder shall be effective on the date which the Executive reports to work, but no later than April 1st, 2003 (the "Executive Date") and continue thereafter, unless sooner terminated in accordance with Section 5, until the second anniversary of the Effective Date; with such employment to continue for successive one-year periods (subject to termination in accordance with Section 5) unless either party notifies the other party of non-renewal in writing prior to 60 days before the expiration of the initial term or relevant renewal term as applicable.

4.   REMUNERATION

4.1 The Company shall, during the term of this Agreement, pay to Executive a base salary (the "Base Salary") of not less than US$150,000 per year. Such salary shall be subject to review in accordance with the Company's normal practices for executive salary review, as from time to time in effect. Such salary shall be paid in periodic installments (but not less frequently than monthly) in accordance with the Company's normal mode of executive salary payment.

4.2 In addition to the Executive's Base Salary, during the term of this Agreement, the Executive shall be entitled to an annual bonus (the "Incentive Bonus") of not less than US$100,000, provide that the financial targets contained in the annual business plan approved by the board of directors have been met. If the Executive has not provided services to the Company during the full financial year to which such Incentive Bonus relates, the Incentive Bonus will be pro-rated based on the Executive's actual period of service in the relevant financial year. Notwithstanding the provision above, the Incentive Bonus for the first full year shall not be less than US$100,000 under any circumstances.

4.3 The Company shall, during the term of this Agreement, provide the Executive with an allowance (the "Allowance") in an amount not exceeding US$80,000 per year which at the Executive's discretion, may be used for housing, transaction, home country visits, child education and other reasonable living expenses. The Company will pay the Allowance periodically against the Executive's submission of expense reports, which shall be supported by official receipts. Any unclaimed portion of the Allowance will be paid at the end of the year.

4.4 In addition to the Executive's Base Salary, the Company shall grant stock options to the Executive pursuant to the terms and conditions of separate Stock Option Award Agreements between the Company and the Executive. Such stock options grants shall consist of (i) an award on the Effective Date of options to purchase common stock equivalent to 800,000 shares as of such date; (ii) an award on the first anniversary of the Effective Date of options to purchase common stock equivalent to 400,000 shares, subject to the Executive's continued employment as of such date, and (iii) thereafter, other awards as part of the Company's annual option grants to employees. All such options will be priced at the fair market value of the underlying common stock on the date of grant and shall be subject to the Company's standard vesting schedules and the other terms and conditions set forth in the applicable Stock Option Award Agreement.

4.5 Upon joining the Company, the Executive shall be awarded either restricted stock in the form of shares of AsiaInfo, or stock options with immediate vesting, with a value equal to US$200,000 at the then prevailing market value. If restricted stock is issued, the Executive will set aside US$100,000 of his own funds to either participate in an employee stock purchase plan or purchase AsiaInfo stock on the open market.

4.6 During the term of this Agreement, Executive and his family shall be entitled to participate in the medical and live insurance plans of the Company.

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4.7  The Company shall reimburse Executive for all reasonable and documented business expenses incurred during the performance of Executive's duties to the Company, in accordance with the Company's business expense reimbursement policies.

4.8 During the term of this Agreement, Executive shall be entitled to 20-business days vacation during each calendar year.

5.   TERMINATION OF EMPLOYMENT; SEVERANCE

5.1 Executive's employment hereunder may be terminated by either the Company or the Executive at any time for any reason upon not less than 30 days prior written notice to the other party, and subject to the other provisions of this Section 5.

5.2 In the event of Executive's death or disability (which shall mean that, as a result of illness or injury, Executive is unable substantially to perform his duties hereunder for a period of at least 30 consecutive business days, or a total of at least 30 business days in any period of 365 consecutive days), Executive's employment hereunder shall automatically terminate on the date of death or disability, as the case may be, in which event neither the Executive nor his estate shall have any further rights hereunder except to receive:

     (a) the unpaid portion of the Base Salary accrued to the date of death or disability;

     (b) the pro-rata portion of the Incentive Bonus that would otherwise be payable to the Executive in the event his employment hereunder were terminated by the Company without Cause;

     (c) reimbursement for any reasonable and documented business expenses incurred during the performance of the Executive's duties for which the Executive shall not have theretofore been reimbursed; and

     (d) any death or disability benefits maintained by the Company in respect of the Executive.

     Payment pursuant to Section 5.2(a) and (b) shall be made at the same time any such payment would have been made if such termination had not occurred.

5.3 If Executive's employment hereunder shall be terminated by the Company without Cause, then Executive shall be entitled to:

     (a) severance compensation equal to 100% of Executive's then-current Base Salary for a period equal to the Severance Period (as defined below);

     (b) medical and disability insurance and other benefits of the Executive at the time of termination for a period equal to the Severance Period.

     Such severance compensation payments shall be paid in a lump sum within 60 days of the date of termination.

5.4 If the Executive's employment hereunder shall be terminated by the Company for Cause, or voluntarily terminated by the Executive, the Company shall have no further obligations to the Executive except for compensation or other benefits due for the period prior to the date on which a notice of termination is given.

5.5 As used in this Section 5, "Severance Period" shall mean the applicable period set forth below beginning on the effective date of termination of employment:

     (a) if Executive's employment hereunder is terminated within six years after the Effective Date, a period of six months; and

     (b) if Executive's employment hereunder is terminated more than (six) years after the Effective Date, a period of nine months plus 30 days for each year of Executive's employment with the Company beyond the first seven years of such employment, but in no event shall the Severance Period be longer than 18 months.

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6.   CONFIDENTIAL INFORMATION

6.1 Executive agrees that he will not, during the period of his employment hereunder and for a period of one year thereafter (regardless of the reason for termination), use or divulge to any person, corporation, partnership or other entity any confidential or proprietary information concerning the Company or any of its respective affiliates for the benefit of anyone other than the Company or disclose any such information to others except in the course of the business of the Company or as required by law.

6.2 The obligations contained in Section 6.1 shall cease to apply to any information or knowledge, which may subsequently come into the public domain after the termination of employment other than by way of unauthorized disclosure.

7.   NON-SOLICITATION OF EMPLOYEES

     The Executive shall not for a period of one year from the date of the Executive's employment with the Company has been terminated (for any reason), without the prior written consent of the Company, direct, induce, encourage or otherwise cause any other officer or employee of the to terminate employment with the Company.

8.   NON-COMPETITION

     The Executive shall not for a period of one year from the date of Executive's employment with the Company has been terminated (for any reason), without the prior written consent of the Company, accept or procure any ownership interest in, employment with, or provide any consulting services to, any other person, corporation, partnership or other entity that competes with the Company, either directly or indirectly, in the People's Republic of China; provided that nothing contained herein shall be construed to prevent Executive from owning less than 1% of the outstanding stock of any competing corporation that is traded and listed on a recognized international securities exchange, but only if Executive is not actively involved in and does not render consulting services to the business of such corporation.

9.   GOVERNING LAW

     This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, the United State of America.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ASIAINFO HOLDINGS INC.



James Ding                                              Xingsheng Zhang
________________________                                ________________________
Name:  James Ding
Title: CEO & President